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                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                    Washington, D. C. 20549

                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(   ) Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
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|1 Name and Address of Reporting Person *             |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting         |
|                                                     |                                       | Person(s) to Issuer                |
|  Weaver               Daniel               H.       |Rhino Enterprises Group, Inc.     RHNO |       (Check All Applicable)       |
|                                                     |---------------------------------------| ( X ) Director     ( X ) 10% Owner |
| (Last)               (First)              (Middle)  |3 IRS Identifica-|4 Statement for      | ( X ) Officer      (   ) Other     |
|                                                     | tion Number of  | Month/Year          | (Give Title below) (Specify below) |
|  2925 LBJ Freeway, Suite 188                        | Reporting       |                     |                                    |
|                    (Street 1)                       | Person, if      |     JULY 2000       | Exec. Vice President of Finance    |
|                                                     | an entity       |---------------------|------------------------------------|
|                                                     |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing  |
|                    (Street 2)                       |                 | Date of Original    |       (Check Applicable)           |
|                                                     |                 |    (Month/Year)     | Form filed by:                     |
|  Dallas                      TX        75234        |                 |                     |  (X) One Reporting Person          |
| (City)                      (State)    (Zip)        |                 |                     |  ( ) One Reporting Person          |
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|1 Title of Security             |2 Trans- |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of Indirect    |
|  (Instruction 3)               | action  | action   | (A) or Disposed of (D) | Securities   | Form:     | Beneficial Ownership   |
|                                | Date    | Code     | (Instructions 3, 4, 5) | Beneficially | Direct(D) |    (Instruction 4)     |
|                                | (Month/ | (Instr 8)|------------------------| Owned at     |    or     |                        |
|                                |  Day)   |----------|  Amount   |(A)| Price  | End of Month |Indirect(I)|                        |
|                                |  Year)  | Code | V |           |(D)|        |(Instrs 3, 4) | (Instr 4) |                        |
|--------------------------------|---------|------|---|-----------|---|--------|--------------|-----------|------------------------|
| Common Stock                   | 07/11/00|  P   |   |       100 | A |    2.25|     191367   |     I     | IRA                    |
|--------------------------------|---------|------|---|-----------|---|--------|--------------|-----------|------------------------|
| Common Stock                   | 07/26/00|  P   |   |      2000 | A |     .65|              |     I     | IRA                    |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (3-99)
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                                                             FORM 4 (Continued)
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                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (Puts, Calls, Warrants, Options, Convertible Securities)
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|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature|
| Derivative | version| action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of      |
| Security   | or     | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect |
| (Instr 3)  | Exer-  | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Securi- |(D) or |Ownership|
|            | cise   | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr 4)|
|            | Price  | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|         |
|            |        |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr  |End of  |(Instr |         |
|            |        |        |Code| V |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Month   |   4)  |         |
|            |        |        |    |   |        |        |        |        |         |Shares  |        |(Instr4)|       |         |
|------------|--------|--------|----|---|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------|
| NONE       |        |        |    |   |        |        |        |        |         |        |        |        |       |         |
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Explanation of Responses:



                                                                          Daniel H. Weaver                              Aug 8, 2000
                                                                          ____________________________________________  ____________
                                                                            **  Signature of Reporting Person               Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                     SEC 1474 (3-99)
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